                               SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   TAB PRODUCTS CO.
                   (Name of Registrant as Specified In Its Charter)

       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1)   Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------
    2)   Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------
    4)   Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------
    5)   Total fee paid:

         ---------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1)   Amount Previously Paid:

         ---------------------------------------------------------------------
    2)   Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------------
    3)   Filing Party:

         ---------------------------------------------------------------------
    4)   Date Filed:

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

                                   TAB PRODUCTS CO.
                                 1400 PAGE MILL ROAD
                             PALO ALTO, CALIFORNIA 94304

                               -----------------------

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD NOVEMBER 11, 1997

                               -----------------------


Dear Stockholder:

    You are invited to attend the Annual Meeting of Stockholders of Tab Products Co. (the "Company"), which will be held on Tuesday, November 11, 1997, at 1:00 P.M. local time at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California in the Camino D Room, for the following purposes:

    1. To elect six (6) members of the Board of Directors to hold office until the 1998 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

    2. To ratify the appointment of Deloitte & Touche LLP as the independent accountants of the Company for the fiscal year ending May 31, 1998.

    3. To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on September 15, 1997 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal executive office of Tab Products Co.

                                       By Order of the Board of Directors,


                                       /s/  Robert J. Sexton

                                       ROBERT J. SEXTON
                                       SECRETARY


Palo Alto, California
September 26, 1997


STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY AND VOTE IN PERSON AT THE MEETING.

                                   TAB PRODUCTS CO.
                                 1400 PAGE MILL ROAD
                             PALO ALTO, CALIFORNIA 94304

                               -----------------------

                  PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                               -----------------------


    The accompanying proxy is solicited by the Board of Directors of Tab Products Co., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Tuesday, November 11, 1997, at 1:00 P.M. local time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is September 26, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                                 GENERAL INFORMATION

    ANNUAL REPORT. An annual report for the fiscal year ended May 31, 1997, is enclosed with this Proxy Statement.

    VOTING SECURITIES. Only stockholders of record as of the close of business on September 15, 1997, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 5,049,826 shares of Common Stock of the Company, par value $.01 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

    SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

    VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

    STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table sets forth certain information, as of August 29, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each of the current executive officers named in the Summary Compensation Table, and (iv) all current directors and executive officers of the Company as a group.

                                                         SHARES OWNED(1)
                                                      ----------------------
    NAME AND ADDRESS OF                                NUMBER     PERCENTAGE
     BENEFICIAL OWNERS                                OF SHARES    OF CLASS
    -------------------                               ---------   ----------

Tab Products Co. Pension, Profit Sharing & Tax
Deferred Savings Trusts. . . . . . . . . . . . .      551,418           10.9%
  1400 Page Mill Road
  Palo Alto, CA 94304
David L. Babson & Co., Inc.. . . . . . . . . . .      544,200(2)        10.8%
  One Memorial Drive
  Cambridge, MA 02142-1300
T. Rowe Price Associates, Inc. . . . . . . . . .      439,000(3)         8.7%
  100 E. Pratt Street
  Baltimore, MD  21202
Dimensional Fund Advisors Inc. . . . . . . . . .      379,800(4)         7.5%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Heartland Advisors, Inc. . . . . . . . . . . . .      318,600(5)         6.3%
  790 North Milwaukee Street
  Milwaukee, WI 53202
Philip C. Kantz. . . . . . . . . . . . . . . . .       43,040(6)          *
Hans A. Wolf . . . . . . . . . . . . . . . . . .       20,000(7)          *
John M. Palmer . . . . . . . . . . . . . . . . .       17,284(8)          *
Robert R. Augsburger . . . . . . . . . . . . . .       15,075(9)          *
Patricia J. Robitaille . . . . . . . . . . . . .      14,043(10)          *
Thomas J. Rauscher . . . . . . . . . . . . . . .      13,032(11)          *
Jerry K. Myers . . . . . . . . . . . . . . . . .       4,500(12)          *
Robert S. Cecil. . . . . . . . . . . . . . . . .       2,500(13)          *
Dr. Kathryn S. Hanson. . . . . . . . . . . . . .       2,500(14)          *
James A. Ayre. . . . . . . . . . . . . . . . . .           0              *
Directors and executive officers as
  a group (15 persons) . . . . . . . . . . . . .     177,135(15)         3.4%
*Less than 1%

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) According to a Schedule 13G/A filed February 7, 1997 by David L. Babson & Co., Inc. ("Babson & Co."), Babson & Co. is deemed to have beneficial ownership of 544,200 shares of the Company's Common Stock. Babson & Co. has sole voting power as to 335,600 shares, shared voting power as to 208,600 shares and sole dispositive power as to 544,200 shares.

(3) According to a Schedule 13G/A jointly filed February 13, 1997 by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Small Cap Value Fund, Inc. ("Price Fund"), such persons are deemed to have beneficial ownership of 439,000 shares and 400,000 shares, respectively, of the Company's Common Stock. The 400,000 shares deemed to be beneficially owned by Price Fund are included in the 439,000 shares deemed to be beneficially owned by Price Associates. Price Associates has sole voting power as to

    39,000 shares and sole dispositive power as to 439,000 shares. Price Fund has sole voting power as to 400,000 shares.

(4) According to a Schedule 13G filed February 13, 1997 by Dimensional Fund Advisors Inc. ("Dimensional"), Dimensional is deemed to have beneficial ownership of 379,800 shares of the Company's Common Stock. Dimensional has sole voting power as to 301,050 shares and sole dispositive power as to 379,800 shares. Persons who are officers of Dimensional also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund"), and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these persons vote 42,150 additional shares which are owned by the Fund and 36,600 shares which are owned by the Trust.

(5) According to a Schedule 13G filed February 14, 1997 by Heartland Advisors, Inc. ("Heartland"), Heartland is deemed to have beneficial ownership of 318,600 shares of the Company's Common Stock. Heartland has sole voting power as to 272,600 shares and sole dispositive power as to 318,600 shares.

(6) Includes 37,500 shares which are subject to options exercisable within 60 days of August 29, 1997. Also includes 540 shares allocated to Mr. Kantz's account under the 401(k) Plan as of May 31, 1997, based upon a recent quarterly report prepared by the trustee under the 401(k) Plan. Under certain circumstances, Mr. Kantz may be deemed to have sole dispositive power over such shares pursuant to the terms of the 401(k) Plan. Such shares are also included in the number of shares shown as beneficially owned by Tab Products Co. Pension, Profit Sharing and Tax Deferred Savings Trusts.

(7) Includes 10,000 shares which are subject to options exercisable within 60 days of August 29, 1997.

(8) Includes 13,750 shares which are subject to options exercisable within 60 days of August 29, 1997. Also includes 1,534 shares allocated to Mr. Palmer's account under the 401(k) Plan as of May 31, 1997, based upon a recent quarterly report prepared by the trustee under the 401(k) Plan. Under certain circumstances, Mr. Palmer may be deemed to have sole dispositive power over such shares pursuant to the terms of the 401(k) Plan. Such shares are also included in the number of shares shown as beneficially owned by Tab Products Co. Pension, Profit Sharing and Tax Deferred Savings Trusts.

(9) Includes 2,500 shares which are subject to options exercisable within 60 days of August 29, 1997.

(10) Includes 13,750 shares which are subject to options exercisable within 60 days of August 29, 1997. Also includes 293 shares allocated to Ms. Robitaille's account under the 401(k) Plan as of May 31, 1997, based upon a recent quarterly report prepared by the trustee under the 401(k) Plan. Under certain circumstances, Ms. Robitaille may be deemed to have sole dispositive power over such shares pursuant to the terms of the 401(k) Plan. Such shares are also included in the number of shares shown as beneficially owned by Tab Products Co. Pension, Profit Sharing and Tax Deferred Savings Trusts.

(11) Includes 12,500 shares which are subject to options exercisable within 60 days of August 29, 1997. Also includes 532 shares allocated to Mr. Rauscher's account under the 401(k) Plan as of May 31, 1997, based upon a recent quarterly report prepared by the trustee under the 401(k) Plan. Under certain circumstances, Mr. Rauscher may be deemed to have sole dispositive power over such shares pursuant to the terms of the 401(k) Plan. Such shares are also included in the number of shares shown as beneficially owned by Tab Products Co. Pension, Profit Sharing and Tax Deferred Savings Trusts.

(12) Includes 2,500 shares which are subject to options exercisable within 60 days of August 29, 1997.

(13) Includes 2,500 shares which are subject to options exercisable within 60 days of August 29, 1997.

(14) Includes 2,500 shares which are subject to options exercisable within 60 days of August 29, 1997.

(15) Includes 118,750 shares which are subject to options exercisable within 60 days of August 29, 1997. Also includes 14,745 shares allocated to individual executive officer's accounts under the 401(k) Plan as of May 31, 1997, based upon a recent quarterly report prepared by the trustee under the 401(k) Plan. Under certain circumstances, such executive officers may be deemed to have sole dispositive power over such shares pursuant to the terms of the 401(k) Plan. Such shares are also included in the number of shares shown as beneficially owned by Tab Products Co. Pension, Profit Sharing and Tax Deferred Savings Trusts.


                                ELECTION OF DIRECTORS

    The Company's Board of Directors consists of six (6) directors: Robert R. Augsburger, Robert S. Cecil, Dr. Kathryn S. Hanson, Philip C. Kantz, Jerry K. Myers and Hans A. Wolf. Management's six (6) nominees for election to the Board of Directors, and certain information with respect to their age and background, are set forth below. Each of the nominees was elected to his or her present term of office at the 1996 Annual Meeting of Stockholders, with the exception of Mr. Kantz who was appointed to the Board of Directors in January 1997. Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as Management may designate. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 1998, and until their successors are elected and qualified.

    If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes" will be counted as present for purposes of determining if a quorum is present.

NAME                    POSITION WITH THE COMPANY          AGE  DIRECTOR SINCE
----                    -------------------------          ---  --------------

Robert R. Augsburger    Director                           71        1976
Robert S. Cecil         Director                           62        1996
Dr. Kathryn S. Hanson   Director                           48        1996
Philip C. Kantz         Director, President and Chief
                        Executive Officer                  53        1997
Jerry K. Myers          Director                           56        1996
Hans A. Wolf            Chairman of the Board              69        1992

    ROBERT R. AUGSBURGER. Mr. Augsburger has been a director of the Company since September 1976. Mr. Augsburger is also a consultant. Mr. Augsburger was a Lecturer in Management at the Graduate School of Business at Stanford University from April 1986 to December 1994, and from 1978 to January 1987 he was Executive Director of Peninsula Open Space Trust, a non-profit land conservation organization.

    ROBERT S. CECIL. Mr. Cecil has served as a director of the Company since April 1996. Mr. Cecil is Chairman of the Board and Chief Executive Officer of Plantronics, Inc., a manufacturer and marketer of telecommunications accessories products. Mr. Cecil has been with Plantronics, Inc. since 1992. Prior to that, Mr. Cecil spent six years with Lin Broadcasting Corporation, where his last position was President, Cellular Group. Mr. Cecil is also a director of Xylan Corp. and Heartland Wireless Communication, Inc.

    DR. KATHRYN S. HANSON. Dr. Hanson has been a director of the Company since April 1996. Dr. Hanson is the Chairman and Founder of Customer Cast, Inc., a software company specializing in state-of-the-art internet technology, which was started in January 1997. Previously Dr. Hanson was a management consultant at The Hanson Group, a strategic management and marketing consulting practice which she founded in 1988. Prior to that, she spent three years with Convergent, Inc., where her last position was Director of Marketing, Cluster Systems Division.

    PHILIP C. KANTZ. Mr. Kantz has been President and Chief Executive Officer and a director of the Company since January 1997. From October 1995 through November 1996, Mr. Kantz served as President, Chief Operating Officer and a director of Trans Ocean Ltd., a diversified worldwide transportation services company. From February 1994 through January 1995, Mr. Kantz served as President, Chief Executive Officer and a director of Transcisco Industries, Inc., an industrial services company. From 1992 to 1993 he was interim President and Chief Executive Officer of Genetrix, Inc., a biotechnology services business, and from 1988 to 1991 he was President and Chief Executive Officer of Itel Containers International Corporation, a subsidiary of Itel Corporation, then engaged in leasing of intermodal cargo containers. Previously, Mr. Kantz was President of the Transportation and Industrial Funding Corporation and Senior Vice President and General Manager of GE Capital from 1986 to 1988. He currently serves as a director of 3Com Corporation, Mine Reclamation Corporation, Search Systems Corporation, Sonic Force LLC and Blue Cross of California.

    JERRY K. MYERS. Mr. Myers has been a director of the Company since April 1996. Since December 1995 he has been chairman of Medcor, Inc., a workers' compensation managed care firm. Since January 1995 Mr. Myers has been a partner in the healthcare investment firm of CroBern Management Partnership. From 1990 to 1994 he served as President, Chief Executive Officer and a director of Steelcase, Inc. From 1986 through 1990 he was employed by TRW, Inc. serving as general manager of the automotive sector. Mr. Myers is also a director of APS Holding Corporation and DigiTrace Care Services, Inc.

    HANS A. WOLF. Mr. Wolf has served as a director of the Company since February 1992 and as Chairman of the Board since February 1995. Mr. Wolf was the Vice Chairman of Syntex Corporation ("Syntex") from October 1985 to December 1992, and was the Chief Administrative Officer at Syntex from October 1985 to February 1992. Mr. Wolf is also chairman of Network Equipment Technologies, Inc. and a director of Hyal Pharmaceutical Corporation.

    BOARD MEETINGS. During the fiscal year ended May 31, 1997, the Board held ten (10) meetings. No director serving on the Board during fiscal 1997 attended fewer than 75% of such meetings of the Board and the Committees on which he or she serves.

    COMMITTEES OF THE BOARD. The Company has an Audit Committee, a Compensation Committee and a Nominating Committee.

    The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. Each of Messrs. Augsburger, Peth, Wolf and Dr. Ayer were members of the Audit Committee during the fiscal year ended May 31, 1997. Mr. Peth resigned from the Board of Directors in January 1997 and Dr. Ayer's term as director expired immediately prior to the time of the 1996 Annual Meeting of Stockholders in October 1996. Dr. Ayer did not stand for re-election at the 1996 Annual Meeting of Stockholders. During the fiscal year ended May 31, 1997, the Audit Committee held two (2) meetings.

    The Compensation Committee's function is to review and grant stock options and recommend salary levels for executive officers and certain other management employees. Each of Messrs. Augsburger and Cecil and Drs. Ayer and Hanson were members of the Compensation Committee during the fiscal year ended May 31, 1997. Dr. Ayer's term as director expired immediately prior to the time of the 1996 Annual Meeting of Stockholders in October 1996. Dr. Ayer did not stand for re-election at the 1996 Annual Meeting of Stockholders. During the fiscal year ended May 31, 1997, the Compensation Committee held four (4) meetings. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

    The Nominating Committee interviews and recommends action to the Board regarding any potential member of the Board of Directors. Each of Messrs. Augsburger, Dering and Wolf were members of the Nominating Committee during the fiscal year ended May 31, 1997. Mr. Dering's term as director expired immediately prior to the time of the 1996 Annual Meeting of Stockholders in October 1996. Mr. Dering did not stand for re-election at the 1996 Annual Meeting of Stockholders. During the fiscal year ended May 31, 1997, the Nominating Committee held one (1) meeting.

                       EXECUTIVE COMPENSATION AND OTHER MATTERS

    EXECUTIVE COMPENSATION. The following table sets forth information concerning the compensation of each Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of May 31, 1997 whose total salary and bonus for the fiscal year ended May 31, 1997 exceeded $100,000, for services in all capacities to the Company and its subsidiaries, during the fiscal years ended May 31, 1997, 1996 and 1995.

                              SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                            ----------------------------------------        ---------------------------

                                                                                            SECURITIES       ALL OTHER
NAME AND PRINCIPAL                                                                          UNDERLYING       COMPENSA-
 POSITION                                   YEAR              SALARY           BONUS          OPTIONS         TION(12)
-----------------------                     ----              ------           -----        ----------        --------
  Philip C. Kantz (1)                       1997           $  105,437       $  50,000        250,000          $  1,500
Director, President and                     1996           $       --       $      --             --          $     --
Chief Executive Officer                     1995           $       --       $      --             --          $     --

 Thomas J. Rauscher(2)                      1997           $  162,398       $  18,750              0          $  3,314
    Vice President,                         1996           $   60,872       $  30,000         50,000          $    933
    Manufacturing &                         1995           $       --       $      --             --          $     --
      Distribution

    James A. Ayre(3)                        1997           $  150,904       $  26,228              0          $    435
Vice President, Canadian                    1996           $  157,188       $  11,656         40,000(7)       $    549
     and Australian                         1995           $  132,397       $  38,864              0          $    598
       Operations

Patricia J. Robitaille(4)                   1997           $  132,000       $   5,000              0          $  2,818
Vice President and Chief                    1996           $  135,000       $  30,000         20,000(8)       $      0
  Information Officer                       1995           $  120,000       $       0              0          $    243

    John M. Palmer                          1997           $  128,333       $  16,875          7,500          $  3,450
Vice President, Finance                     1996           $  112,167       $  30,000         20,000(9)       $    930
  and Chief Financial                       1995           $   80,277       $       0              0          $     49
        Officer

FORMER EXECUTIVE
OFFICERS:

  Michael A. Dering(5)                      1997           $   35,625       $       0              0          $119,304(13)
                                            1996           $  285,000       $  65,000        135,000(10)      $  4,620
                                            1995           $  285,000       $       0              0          $  4,926

    John W. Peth(6)                         1997           $  212,084       $       0              0          $191,617(14)
                                            1996           $  250,000       $  50,000        120,000(11)      $  5,490
                                            1995           $  250,000       $       0              0          $  5,142

(1) Mr. Kantz was appointed President, Chief Executive Officer and a director of the Company in January 1997.

(2)    Mr. Rauscher commenced his employment with the Company in January 1996.

(3) Mr. Ayre retired from the position of Vice President, Canadian and Australian Operations in June 1997.

(4) During the fiscal year ended May 31, 1997, there was outstanding to Ms. Robitaille a non-interest bearing note payable to the Company. See "EXECUTIVE COMPENSATION AND OTHER MATTERS - Certain Relationships and Related Transactions."

(5) Mr. Dering resigned from the position of President and Chief Executive Officer of the Company in July 1996. During the fiscal year ended May 31, 1997, there was outstanding to Mr. Dering a non-interest bearing note payable to the Company. Mr. Dering repaid the entire amount of the loan upon his resignation from the position of President and Chief Executive Officer of the Company in July 1996. See "EXECUTIVE COMPENSATION AND OTHER MATTERS - Certain Relationships and Related Transactions."

(6) Mr. Peth was appointed Acting President and Chief Executive Officer of the Company in July 1996 upon the resignation of Michael A. Dering. Mr. Peth resigned from the position of Acting President and Chief Executive Officer and as a director in January 1997, and was appointed Executive Vice President. Mr. Peth resigned as Executive Vice President in March 1997.

(7) Includes an option to purchase an aggregate of 40,000 shares which was repriced June 9, 1995, replacing an option to purchase 40,000 shares granted in fiscal 1994. Upon Mr. Ayre's retirement in June 1997, options to purchase a total of 30,000 shares of the Company's Common Stock were vested and exercisable by him and 10,000 options shares were canceled.

(8) Includes an option to purchase 15,000 shares which was repriced June 9, 1995, replacing an option to purchase 15,000 shares granted in fiscal 1994.

(9) Includes an option to purchase 7,500 shares which was repriced June 9, 1995, replacing an option to purchase 7,500 shares granted in fiscal 1994.

(10) Includes options to purchase an aggregate of 135,000 shares which were repriced June 9, 1995, replacing options to purchase 10,000 shares granted in fiscal 1988, options to purchase 30,000 shares granted in fiscal 1989, options to purchase 175,000 shares granted in fiscal 1991 and options to purchase 20,000 shares granted in fiscal 1992. Options to purchase 100,000 shares were canceled in connection with the repricing. Upon Mr. Dering's resignation from the position of President and Chief Executive Officer of the Company in July 1996, options to purchase a total of 67,500 shares of the Company's Common Stock were vested and exercisable by him. After Mr. Dering's resignation and prior to the end of fiscal 1997, these options were repurchased by the Company for $1.375 per share or approximately $92,813, the difference between the per share fair market value of the Company's Common Stock on the date of repurchase and Mr. Dering's per share exercise price, and then canceled.

(11) Includes options to purchase an aggregate of 120,000 shares which were repriced June 9, 1995, replacing options to purchase 200,000 shares granted in fiscal 1991 and options to purchase 20,000 shares granted in fiscal 1992. Options to purchase 100,000 shares were canceled in connection with the repricing. Upon Mr. Peth's resignation in March 1997, 90,000 option shares of the Company's Common Stock were vested and exercisable by him and 30,000 shares were canceled.

(12) Includes amounts deferred in the Company's Tax Deferred Savings Plan ("401(k) Plan") for Messrs. Kantz and Rauscher, Ms. Robitaille and Mr. Palmer in the amounts of $1,500, $3,314, $2,385 and $3,199, respectively, during the fiscal year ended May 31, 1997. Also includes annual premiums paid by the Company for life insurance policies for Mr. Ayre, Ms. Robitaille and Mr. Palmer and in the amounts of $435, $433 and $251, respectively.

(13) Represents $24,116 in accrued vacation paid to Mr. Dering upon his resignation from the position of President and Chief Executive Officer of the Company in July 1996, $2,375 deferred in the Company's 401(k) Plan and approximately $92,813 paid to Mr. Dering after his resignation and prior to the end of fiscal 1997 in connection with the Company's repurchase and cancellation of options to purchase shares of the Company's Common Stock. See Note 10 above.

(14) Represents $17,635 in accrued vacation paid to Mr. Peth upon his resignation from the position of Executive Vice President in March
       1997, $135,000 in severance payment and a $30,000 payment in lieu of bonus paid after Mr. Peth's resignation pursuant to an agreement with the Company, $7,416 deferred in the Company's 401(k) Plan and $1,566 in annual premium paid by the Company for Mr. Peth's life insurance policy. See also, "EXECUTIVE COMPENSATION AND OTHER MATTERS - Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

    STOCK OPTIONS GRANTED DURING FISCAL 1997. The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended May 31, 1997 to the persons named in the Summary Compensation Table with the exception of Thomas J. Rauscher, James A. Ayre, Patricia J. Robitaille, Michael A. Dering and John W. Peth who did not receive any option grants for the fiscal year ended May 31, 1997.

                   STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE AT
                                                                                     ASSUMED ANNUAL RATES OF STOCK
                                                                                          PRICE APPRECIATION
                                       INDIVIDUAL GRANTS IN FISCAL 1997                   FOR OPTION TERM (5)
                            -------------------------------------------------------  --------------------------
                            NUMBER OF     % OF TOTAL
                            SECURITIES      OPTIONS      EXERCISE OR
                            UNDERLYING     GRANTED TO      BASE
                             OPTIONS       EMPLOYEES IN    PRICE (4)    EXPIRATION
NAME                         GRANTED (2)   FISCAL YEAR      ($/SH)         DATE        5% ($)         10% ($)
-------------------       -------------    -----------    ---------     ----------   ----------    ------------
Philip C. Kantz(1)          250,000(3)         85.2%         $9.25        1/27/07    $1,455,000      $3,685,000

John M. Palmer                7,500             2.6%         $7.00        8/13/06    $   33,000      $   83,700



(1) Mr. Kantz was appointed President, Chief Executive Officer and a director of the Company in January 1997.

(2) Options granted under the Company's 1991 Stock Option Plan (the "Option Plan") vest, in general, at a rate of 25% per year over four years. Under the Option Plan, the Board of Directors retains discretion to modify the terms of outstanding options.

(3) Options to purchase 250,000 shares of the Company's Common Stock were granted to Mr. Kantz, of which 242,000 shares were granted under Non-qualified Option Agreements. Options to purchase such shares were granted outside of the Company's 1991 Employee Stock Option Plan. The options to purchase such shares generally expire 10 years from the date of grant and vest over three years from the date of grant at the rate of 12,500 shares per quarter, except for options to purchase 100,000 shares that become exercisable in 50,000 share increments four and five years, respectively, from the grant date or sooner upon the achievement of certain business milestones. See, "EXECUTIVE COMPENSATION AND OTHER MATTERS - Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(4)    All options were granted at fair market value on the date of grant.

(5) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. Shares of stock purchased at $7.00 and $9.25 per share in fiscal 1997 would yield profits of approximately $4.40 and $5.82 per share, respectively, at 5% appreciation over ten years, or approximately $11.16 and $14.74 per share, respectively, at 10% appreciation over the same period.

       OPTION EXERCISES AND FISCAL 1997 YEAR-END VALUES. The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock during the fiscal year ended May 31, 1997, and unexercised options held as of May 31, 1997, by the persons named in the Summary Compensation Table.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-THE-MONEY
                                                                  OPTIONS AT 5/31/97                OPTIONS AT 5/31/97(5)
                            SHARES ACQUIRED     VALUE        -----------------------------    --------------------------------
NAME                          ON EXERCISE      REALIZED ($)   EXERCISABLE   UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
--------------------      ----------------  -------------    -----------    -------------     -------------    ----------------
Philip C. Kantz(1)               0          $        0         12,499        237,501          $    2,344         $    44,531

Thomas J. Rauscher               0          $        0         12,500         37,500          $   36,719         $   110,156

James A. Ayre(2)                 0          $        0         20,000         20,000          $   68,750         $    68,750

Patricia J. Robitaille           0          $        0          8,750         11,250          $   30,078         $    38,672

John M. Palmer                   0          $        0          6,875         20,625          $   23,633         $    63,398

FORMER EXECUTIVE OFFICERS:

Michael A. Dering(3)             0          $        0              0              0          $        0         $         0

John W. Peth(4)             45,000          $  173,250         45,000              0          $  154,688         $         0



(1) Mr. Kantz was appointed President, Chief Executive Officer and a director of the Company in January 1997.

(2) Mr. Ayre retired from the position of Vice President, Canadian and Australian Operations in June 1997. Upon Mr. Ayre's retirement in June 1997, an option to purchase 30,000 shares of the Company's Common Stock was exercisable by him and 10,000 option shares were canceled.

(3) Mr. Dering resigned from the position of President and Chief Executive Officer of the Company in July 1996. Upon Mr. Dering's resignation in July 1996, options to purchase a total of 67,500 shares of the Company's Common Stock were vested and exercisable by him. After Mr. Dering's resignation, these options were repurchased by the Company for $1.375 per share or $92,812.50, the difference between the per share fair market value of the Company's Common Stock on the date of repurchase and Mr. Dering's per share exercise price, and then canceled.

(4) Mr. Peth was appointed Acting President and Chief Executive Officer of the Company in July 1996 upon the resignation of Michael A. Dering. Mr. Peth resigned from the position of Acting President and Chief Executive Officer and as director in January 1997, and was appointed Executive Vice President. Mr. Peth resigned as Executive Vice President in March 1997. Upon Mr. Peth's resignation in March 1997, an option for 90,000 shares of the Company's Common Stock was exercisable by him and options for 30,000 shares were canceled as unvested.

(5) Valuation based on the difference between the option exercise price and the fair market value of the Company's Common Stock on May 31, 1997 (which was $9.4375 per share, based on the closing trade price of the stock on the American Stock Exchange).

    EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS. The Company has entered into an employment agreement with Philip C. Kantz, the Company's President and Chief Executive Officer. Mr. Kantz's employment agreement provides that he will receive an annual salary of $300,000. In connection with his employment agreement, Mr. Kantz received an incentive bonus for fiscal 1997 of $50,000 and he is eligible to receive in the future annual bonuses based upon the Company's achievement of various financial and/or other goals established by the Board of Directors of the Company for up to 100% of his then current annual base salary, with a target bonus equal to 50% of his then current annual base salary. Under the terms of his agreement, Mr. Kantz was also granted options to purchase 250,000 shares of the Company's Common Stock as described in the table regarding Stock Option Grants in Last Fiscal Year. In the event of a Transfer of Control, as defined under the agreement, all such options will become fully vested and exercisable as of the date ten days prior to the consummation of such Transfer of Control. In the event that Mr. Kantz is terminated by the Company without cause or in the event that Mr. Kantz resigns from his position with the Company for "Good Reason," as defined in the agreement, Mr. Kantz will be entitled to receive severance payments at his final base salary and target bonus rate, less applicable withholding, for a period of two years following the date of termination. See also, "EXECUTIVE COMPENSATION AND OTHER MATTERS - Stock Options Granted
During Fiscal 1997."

    Mr. Peth was appointed Acting President and Chief Executive Officer of the Company in July 1996 upon the resignation of Michael A. Dering. Mr. Peth resigned from these positions and as a director in January 1997. Mr. Peth was appointed Executive Vice President in January 1997 and resigned from that position in March 1997. Mr. Peth was entitled to receive severance benefits under the Change in Control Agreement dated October 17, 1996 between Mr. Peth and the Company. Prior to the end of the fiscal year, Mr. Peth received $135,000 from the Company as a severance payment and a $30,000 payment in lieu of bonus pursuant to the agreement. Mr. Peth also is entitled to receive additional severance payments from the Company, the amount depending on when he commences new employment. The maximum and minimum aggregate amounts of additional severance payments Mr. Peth may receive are $90,450 and $67,500, respectively, depending on when his new employment commences. Such payments will be made monthly.

    The Company also entered into an agreement with Mr. Dering upon his resignation from the position of President and Chief Executive Officer of the Company in July 1996 whereby the Company paid to Mr. Dering approximately $92,813 in connection with the Company's repurchase and cancellation of options to purchase shares of the Company's Common Stock. See also "EXECUTIVE COMPENSATION AND OTHER MATTERS - Executive Compensation."

    In addition, the Company has entered into a form of change of control agreement with certain of its current executive officers. In general, the agreements provide that if within one month prior to or twelve months following a Change of Control of the Company, as defined in the agreement, such executive officer's employment is terminated as a result of Involuntary Termination, as defined in the agreement, such executive officer will continue to receive 100% of his or her annual base salary at the time of such termination, the full amount of his or her annual bonus for the fiscal year in which he or she is terminated and reimbursement for up to twelve months of COBRA premiums paid by him or her for continued group health insurance coverage. Such severance rights terminate upon the earlier of (i) twelve months from the date of such executive officer's termination or (ii) upon commencement of new employment by such executive officer.

    Options granted under the Company's Option Plan contain provisions pursuant to which unexercised options become immediately exercisable upon a "Transfer of Control" as defined under the Option Plan and terminate to the extent they are not exercised as of the consummation of the Transfer of Control.

    COMPENSATION OF DIRECTORS. The Company pays each of its outside directors $15,000 per year, plus an additional $1,000 for each Board and Committee meeting attended, as compensation for their services as members of the Board of Directors of the Company. An additional $500 is paid to each Committee Chairman for each committee meeting attended. During the fiscal year ended May 31, 1997, the Chairman of the Board received an additional $30,000 for his services to the Company in that capacity. In addition, the Company's 1996 Outside Directors Stock Option Plan (the "Directors Plan") provides for initial grants of options to purchase 10,000 shares of the Common Stock of the Company to non-employee directors at the fair market value on the date of grant. The Directors Plan further provides for the automatic annual grant of an additional option to purchase 2,000 shares of the Common Stock of the Company on the date of each annual meeting of stockholders after adoption of the plan to each non-employee director of the Company remaining a member of the Board of Directors of the Company. Each of Messrs. Augsburger, Cecil, Myers and Wolf and Dr. Hanson will be automatically granted an annual option to purchase 2,000 shares of the Common Stock of the Company on the date of the 1997 Annual Meeting of Stockholders.

    The following table provides the specified information concerning all compensation paid to persons who were directors of the Company at the end of the fiscal year, May 31, 1997, who are not named in the Summary Compensation Table.

                  DIRECTOR COMPENSATION FOR LAST FISCAL YEAR

                                       CASH COMPENSATION             SECURITY GRANTS
                             ----------------------------------     --------------------

                                ANNUAL                              NUMBER OF SECURITIES
         NAME                RETAINER FEES         MEETING FEES      UNDERLYING OPTIONS
----------------------      --------------         ------------    --------------------
Robert R. Augsburger          $12,500                $9,000              10,000

Robert S. Cecil               $12,500                $8,500              10,000

Dr. Kathryn S. Hanson         $12,500                $9,000              10,000

Jerry K. Myers                $12,500                $8,500              10,000

Hans A. Wolf                  $42,500(1)             $9,500              10,000



(1) Includes $30,000 paid to Mr. Wolf in compensation for his services to the Company as Chairman of the Board of Directors.

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. During fiscal 1988, the Company lent Mr. Dering $200,000, as a non-interest bearing note. The note, which was secured by a deed of trust, was payable upon demand, or in 2001 if the note was not called by that time. Mr. Dering repaid the entire amount of the loan upon his resignation from the position of President and Chief Executive Officer of the Company in July 1996.

    In July 1995, the Company lent Ms. Robitaille $200,000, as a non-interest bearing note. The note, secured by a deed of trust, is payable upon demand, or in 2000 if the note has not been called by that time. The entire amount of the note is currently outstanding.

                         COMPARISON OF STOCKHOLDER RETURN (1)


    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Russell 2000 Index and the S&P Office Equipment & Supplies Index for the period commencing on June 1, 1992 and ending on May 31, 1997.

                                                 Cumulative Total Return
                                            ----------------------------------
                                            5/92  5/93  5/94  5/95  5/96  5/97

Tab Products Co.                            100   121   109    70    89   114

Russell 2000 Index                          100   119   130   143   194   208

S&P Office Equipment                        100   114   136   153   217   296
  and Supplies Index


(1) Assumes that $100.00 was invested on May 31, 1992 in the Company's Common Stock and in each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

            REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee is currently comprised of three (3) outside members of the Board of Directors and is responsible for setting and monitoring policies governing the compensation of executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary and incentive levels and option grants under the Option Plan. The objectives of the Committee are to correlate executive compensation with the Company's business objectives and performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Compensation Committee also seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment.

    SALARY. Salaries for executive officers are based on a review of salaries for similar positions requiring similar qualifications in similar industries. In determining executive officer salaries, the Compensation Committee has approved the use by management of information from salary surveys.

    The Compensation Committee annually assesses the performance and recommends to the Board of Directors the salary and overall compensation for the Company's President and Chief Executive Officer. The President and Chief Executive Officer annually assesses the performance of all other executive officers and recommends salary increases to the Compensation Committee based on a number of factors such as performance evaluations, comparative data and other relevant factors. The Compensation Committee then reviews and approves the increases for any person with total compensation over $100,000.

    In addition to reviewing performance evaluations, the Compensation Committee also reviews the financial condition of the Company in setting salaries.

    The compensation for the current President and Chief Executive Officer appointed in January 1997 was reached on the basis of arm's length negotiation between the Company and such President and Chief Executive Officer and was approved by the Compensation Committee. The Compensation Committee confirmed with an independent compensation consultant that the salary approved by the Compensation Committee was appropriate for a President and Chief Executive Officer in the Company's size, geographic location and industry. There were no increases in compensation made during fiscal 1997 to any prior President and Chief Executive Officer.

    ANNUAL INCENTIVE. The Compensation Committee administers an incentive plan to provide additional compensation to executives who meet established performance goals for the Company. In consultation with the Chief Executive Officer, the Compensation Committee annually determines the total amount of cash bonuses available for executive officers and certain other management employees. For fiscal 1997, awards under this bonus plan were contingent upon the Company's attainment of revenue and operating profit targets set by the Compensation Committee in consultation with the Chief Executive Officer. The target amount of bonuses for the Chief Executive Officer and senior executive officers was set by the Compensation Committee; the amount of individual bonuses for the remaining executive officers and other management was proposed by the Chief Executive Officer, subject to approval by the Compensation Committee. Awards are weighted so that higher awards are received when the Company's performance reaches maximum targets and smaller awards are received when the Company's performance reaches minimum targets and no awards are made when the Company does not meet minimum performance targets. During fiscal 1997, the Company's performance did not reach minimum targets. Annual incentives were paid to some executive officers, based on their individual performance. The Company's current President and Chief Executive Officer received a $50,000 bonus for fiscal 1997 as part of his compensation package as an incentive to join the Company. Under the terms of his employment agreement, the Company's current President and Chief Executive Officer is eligible to receive in the future annual bonuses based upon the Company's achievement of various financial and/or other goals established by the Board of Directors of the Company for up to 100% of his then current annual base salary, with a target bonus equal to 50% of his then current annual base salary. Consistent with the Company's objective of aligning compensation with performance, the Company anticipates that future bonus payments will be based on specific targets and performance.

    STOCK OPTIONS. The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants stock options under the Option Plan at the current market price. Stock options will only have value if the Company's stock price increases over the exercise price.

    The Compensation Committee grants options to executive officers after consideration of recommendations from the Chief Executive Officer. Recommendations for options are based upon the relative position, responsibilities of each executive officer, previous and expected contributions of each officer to the Company, previous option grants to such executive officers and customary levels of option grants for the respective position in other comparable companies. Generally, option grants vest over four years with the life of the option ten years. The Compensation Committee granted options to purchase 250,000 shares to the current President and Chief Executive Officer upon his joining the Company in fiscal 1997 as part of his compensation package. The number of shares subject to the option was determined in arm's length negotiation between the Company and the current President and Chief Executive Officer and the Compensation Committee confirmed the appropriateness of the use of the option grant with its independent compensation consultant. Consistent with the Company's objective of aligning compensation with performance, the Company anticipates that future grants to incumbent executive officers will be based on specific targets and performance.

                                       COMPENSATION COMMITTEE


                                       Robert R. Augsburger, Chair
                                       Robert S. Cecil
                                       Dr. Kathryn S. Hanson

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors of the Company has selected Deloitte & Touche LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending May 31, 1998. Deloitte & Touche LLP has acted in such capacity since its appointment during the fiscal year ended May 31, 1992. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will each have the same effect as a negative vote on this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING MAY 31, 1998.


                        STOCKHOLDER PROPOSALS TO BE PRESENTED
                                AT NEXT ANNUAL MEETING

    Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 1400 Page Mill Road, Palo Alto, California, 94304, not later than May 29, 1998, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.


                            TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                  By Order of the Board of Directors,


                                  /s/  Robert J. Sexton

                                  ROBERT J. SEXTON
                                  SECRETARY


September 26, 1997

                                   TAB PRODUCTS CO.

                       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                         SOLICITED BY THE BOARD OF DIRECTORS


    The undersigned hereby appoints Philip C. Kantz and Robert J. Sexton, and each of them, with full power of substitution to represent the undersigned and to vote all the shares of the stock of Tab Products Co. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California in the Camino D Room on Tuesday, November 11, 1997, at 1:00 P.M. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

    The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and
(3) Annual Report of the Company for the fiscal year ended May 31, 1997.

                      CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

    1.   Election of the following directors:

              [  ] FOR the nominees         [  ]      WITHHOLD AUTHORITY
                   listed below (except               to vote for the
                   as marked to the                   nominees listed
                   contrary below.)                   below.

    (INSTRUCTION: To withhold authority to vote for a nominee, strike a line through the nominee's name.)

                        Robert R. Augsburger
                        Robert S. Cecil
                        Dr. Kathryn S. Hanson
                        Philip C. Kantz
                        Jerry K. Myers
                        Hans A. Wolf

    2. To ratify the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending May 31, 1998.

              [ ]  FOR       [ ]  AGAINST        [ ] ABSTAIN

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.

[ ] CHECK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

[ ] CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

                                  Dated:            , 1997
                                         -----------

                                  Signature(s):
                                              ---------------------

                                  ----------------------------------